Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) of ZipRealty, Inc. for the registration of its common stock, preferred stock, and warrants, and to the incorporation by reference therein of our report dated March 13, 2013 with respect to the consolidated financial statements and financial statement schedule of ZipRealty, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2012, filed with the Securities and Exchange Commission.

/s/ Moss Adams LLP

San Francisco, California

January 17, 2014